Exhibit 99.36

                          UNITED STATES DISTRICT COURT
                          SOUTHERN DISTRICT OF FLORIDA

                                                     CASE NO. 96-8889-CIV-ZLOCH

WESTAR CAPITAL, INC.,

                       Plaintiff,

 vs.

ADT LTD., MICHAEL A. ASHCROFT,
STEPHEN J. RUZIKA, JOHN E.                          ORDER
DANNEBERG, ALAN B. HENDERSON,
JAMES S. PASMAN, JR., W. PETER
SLUSSER, WILLIAM W. STINSON,
RAYMOND S. TROUBH, and
REPUBLIC INDUSTRIES, INC.,

                       Defendants.

         THIS MATTER is before the Court upon Westar's Motion For An Expedited Trial on Certain Counts Of The Complaint And Accompanying Notice Order, bearing file stamp of the Clerk of this Court dated February 19, 1997; and upon the ADT Defendants' Motion For Order Permitting appearance Pro Hac Vice, bearing file stamp of the Clerk of this Court dated March 10, 1997. The Court has carefully reviewed said Motions and after due consideration, it is

         ORDERED AND ADJUDGED as follows:

         1. Westar's Motion For An Expedited Trial on Certain Counts Of The Complaint be and the same is hereby DENIED; and



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         2. The ADT Defendants' Motion For Order Permitting appearance Pro Hac
Vice be and the same is hereby GRANTED. Michael P. Carrol, Esquire, James H.R. Windels, Esquire, and Elizabeth A. Hone, Esquire, of the firm of Davis Polk & Wardwell be and the same are hereby granted leave to appear in the above-styled cause on behalf of the ADT Defendants.

         DONE AND ORDERED in Chambers at Fort Lauderdale, Broward County, Florida, this 12th day of March, 1997.

                                                 /s/ William J. Zloch
                                                 --------------------
                                                 WILLIAM J. ZLOCH
                                                 United States District Judge


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